PROSPECTUS                                                   RULE NO. 424 (b)(2)
                                                      REGISTRATION NO. 333-20527

                                  $20,000,000

                        CONTINENTAL HOMES HOLDING CORP.

                           10% SENIOR NOTES DUE 2006

                                 ------------

  The 10% Senior Notes due 2006 (the "Senior Notes") offered hereby (the "Offering") are being offered by Continental Homes Holding Corp. (the "Company"). The Senior Notes offered hereby are part of a class of securities limited to $150,000,000 aggregate principal amount, of which $130,000,000 aggregate principal amount were issued in a public offering in April 1996 and $20,000,000 aggregate principal amount are being offered hereby. Interest on the Senior Notes is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1997. The Senior Notes offered hereby bear interest from October 15, 1996. The Senior Notes mature on April 15, 2006.

  The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to April 15, 1999, the Company may redeem up to 33% of the aggregate principal amount of the Senior Notes originally issued with the net proceeds of one or more public offerings of its common stock at a redemption price equal to 110% of the aggregate principal amount of each Senior Note so redeemed, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that immediately after giving effect to any such redemption, not less than $86,667,000 principal amount of the Senior Notes remains outstanding.

  In the event of a Change of Control (as defined), the Company is required to offer to repurchase all of the Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, the Company will be obligated to make an offer to repurchase Senior Notes for cash at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales and if the Company's Net Worth (as defined) falls below a specified level for two consecutive fiscal quarters.

  The Senior Notes are general unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future senior indebtedness of the Company; however, the Senior Notes are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of November 30, 1996, after giving effect to the Offering and the application of the proceeds therefrom, the Company would have had no secured indebtedness outstanding. The Senior Notes are guaranteed (the "Guarantees"), on a joint and several basis, by all of the Restricted Subsidiaries (as defined) of the Company existing on the closing date of this Offering (collectively, the "Guarantors"). The Guarantees are general unsecured obligations of the Guarantors, ranking senior in right of payment to all existing and future subordinated indebtedness of the Guarantors and pari passu in right of payment with all existing and future senior indebtedness of the Guarantors; however, the Guarantees are effectively subordinated to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. As of November 30, 1996, after giving effect to the Offering and the application of the proceeds therefrom, the Guarantors would have had approximately $12,169,000 of secured indebtedness outstanding.

  The Senior Notes are listed on the New York Stock Exchange. It is expected that Don R. Loback, Chairman and Chief Executive Officer of the Company, will purchase up to $500,000 in aggregate principal amount of Senior Notes in the Offering.

                                 ------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SENIOR NOTES.

  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR
       HAS  THE  SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY   STATE
         SECURITIES COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY
           OF THIS  PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY
              IS A CRIMINAL OFFENSE.

                                 ------------

  The Underwriter has agreed to purchase the Senior Notes offered hereby from the Company at 100.875% of their principal amount plus accrued interest from October 15, 1996 ($20,175,000 aggregate proceeds to the Company, before deducting expenses payable by the Company in respect of the Offering estimated at $55,000), subject to the terms and conditions set forth in the Underwriting Agreement.

  The Underwriter proposes to offer the Senior Notes offered hereby from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "The Underwriter" herein.

                                 ------------

  The Senior Notes offered hereby are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain conditions. It is expected that delivery of the Senior Notes will be made at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001, on or about February 4, 1997.

                                 ------------

                               SMITH BARNEY INC.

January 30, 1997

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR IN THE OVER THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the Public Reference Section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices maintained by the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company (symbol "CON") can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additionally such information may be obtained on the Commission's web site at http://www.sec.gov.

  The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Senior Notes offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Senior Notes offered hereby.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996; and

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996;

  Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Continental Homes Holding Corp., 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, Attention: Secretary, telephone number (602) 483-0006.

                                  THE COMPANY

  Continental Homes Holding Corp. (the "Company") designs, constructs and sells high quality single-family homes targeted primarily to entry-level and first-time move-up homebuyers. As of November 30, 1996, the Company was offering homes for sale in 74 communities in seven markets. The Company is geographically diversified, currently operating in Phoenix, Arizona; Austin, San Antonio and Dallas, Texas; Denver, Colorado; South Florida; and Southern California.

  The Company is a leading homebuilder in the Phoenix and Austin markets. The Phoenix metropolitan area is the Company's primary market and accounted for approximately 46% of the Company's revenues from homebuilding operations for the fiscal year ended May 31, 1996. In calendar 1996, the Company continued to be the leading non-retirement homebuilder in Phoenix for the twelfth consecutive year. The Phoenix market ranked second nationally for single-family housing starts in calendar 1996. The Austin market contributed approximately 25% of the Company's revenues from homebuilding operations for the fiscal year ended May 31, 1996. The Company retained its number one ranking in Austin in calendar year 1996 by delivering more single-family homes than any other homebuilder. The Company also has expanding operations in Denver, San Antonio, Dallas, South Florida and Southern California. The Company complements its homebuilding activities by providing mortgage banking to its homebuyers and to third parties.

  The Company markets its homes by emphasizing quality housing at affordable prices. The Company's operating strategy is to (i) design efficient floorplans to minimize construction costs, (ii) negotiate favorable pricing and terms from certain of its subcontractors which perform a high volume of work for the Company, (iii) closely monitor construction costs using the Company's custom-designed management information systems and (iv) maintain a supply of land to meet anticipated homebuilding requirements for approximately two to three years.

  The Company believes that it will continue to capitalize on the operating strategy that it has successfully implemented in the different geographical markets in which it operates. The Company entered the Austin, San Antonio, South Florida and Dallas markets in July 1993, January 1994, November 1994 and June 1996, respectively, through acquisitions of existing homebuilders. The Company will continue to review opportunities to enter new housing markets that have demonstrated periods of strong population and employment growth. The Company may enter such markets through either acquisitions or start-up operations.

  The Company was incorporated in Delaware in June 1986. The Company's executive offices are located at 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253; its telephone number is (602) 483-0006.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated.

                                                                SIX MONTHS
                                                                   ENDED
                                    YEAR ENDED MAY 31,         NOVEMBER 30,
                                 ----------------------------- --------------
                                 1992  1993  1994  1995  1996   1995    1996
                                 ----  ----  ----  ----  ----- ------  ------
Ratio of earnings to fixed
 charges, including mortgage
 banking operations(1).......... 1.44x 1.91x 2.36x 1.99x 2.83x   2.47x   3.21x
Ratio of earnings to fixed
 charges, excluding mortgage
 banking operations(1)(2)....... 1.51x 2.01x 2.62x 2.11x 2.97x   2.65x   3.25x

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from operations before income taxes plus fixed charges (net of capitalized interest). Fixed charges include interest expense plus capitalized interest and a portion of operating lease rental expense deemed to be representative of interest.
(2) The Company believes that the ratio of earnings to fixed charges excluding interest expense attributable to the Company's mortgage banking operations may be helpful to investors in understanding the Company's ability to cover fixed charges for its homebuilding operations.

                                 RISK FACTORS

  Prospective purchasers of the Senior Notes should consider carefully the factors set forth below as well as the other information set forth or incorporated by reference in this Prospectus prior to investing in the Senior Notes.

THE HOUSING INDUSTRY

  Homebuilders, including the Company, are subject to various risks, such as economic recession, competitive overbuilding, changes in governmental regulation, increases in real estate taxes, energy costs or costs of materials and labor, the availability of suitable land, and the availability of construction funds or mortgage loans at rates acceptable to builders and homebuyers. In addition, increases in interest rates or a reduction in the deductibility of mortgage interest for federal tax purposes may have an adverse effect upon the Company's sales and could affect the availability of home financing to present and potential customers of the Company.

LEVERAGE; POTENTIAL ADVERSE EFFECT OF INDEBTEDNESS ON FUTURE OPERATIONS

  As of November 30, 1996, after giving effect to the Offering and the application of the proceeds therefrom, the outstanding consolidated indebtedness of the Company would have been $269,994,000 (excluding mortgage banking related indebtedness) and the Company would have had stockholders' equity of $143,589,000. In addition, subject to the restrictions in the Indenture, the Company may incur additional indebtedness in the future, some of which may be secured. The Company's ability to make required debt service payments in the future will be dependent upon the Company's operating results, which are subject to financial, economic and other factors affecting the Company that are beyond its control. No assurance can be given that the Company will be able to make required debt service payments.

  The degree to which the Company is leveraged could have an adverse impact on the Company, including (i) increased vulnerability to adverse general economic and market conditions, (ii) impaired ability to expand and to respond to increased competition, (iii) impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes and (iv) requiring that a significant portion of cash provided by operating activities be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities.

COMPETITION

  The single-family residential housing industry is highly competitive and the Company competes in each of its markets with numerous other national, regional and local homebuilders, some of which have greater resources than the Company. The Company's homes compete on the basis of quality, price, design, mortgage financing terms and location. See "Business--Operating Strategy." The Company also competes with developers of rental housing units and, to a lesser extent, condominiums.

GROWTH THROUGH ACQUISITIONS

  During the past three years, the Company has expanded its operations into new housing markets primarily by means of acquisitions of existing homebuilders. The Company entered the Austin, San Antonio, South Florida and Dallas markets in July 1993, January 1994, November 1994 and June 1996, respectively, through acquisitions of existing homebuilders. The Company will continue to review opportunities to enter new housing markets that have demonstrated periods of strong population and employment growth. However, there can be no assurance that the Company will be able to locate or acquire other suitable acquisition candidates on acceptable terms, or that it will be successful in managing the operations of the entities acquired and effectively and profitably integrating such operations into the Company. Additionally, there can be no assurance that any future acquisitions will not have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisitions.

DEPENDENCE ON KEY PERSONNEL

  The Company's business is managed by a small number of executive officers. The loss of the services of one or more of these executive officers could have a material adverse effect on the business and operations of the Company.

FRAUDULENT CONVEYANCE

  The Company is a holding company which derives all of its operating income from its subsidiaries. The Company must rely on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Senior Notes. The ability of the Company's subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable state laws and, under certain circumstances, restrictions contained in agreements or debt instruments that the Company or its subsidiaries may enter into after the date of the Indenture. All of the subsidiaries of the Company have jointly and severally guaranteed the Senior Notes.

  The Guarantees may be subject to review under federal or state fraudulent conveyance law. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay, or defraud any present or future creditor, or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) such Guarantor did not receive fair consideration or reasonable equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by each Guarantor as a result of the issuance by the Company of the Senior Notes. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Pursuant to the terms of the Guarantees, the liability of each Guarantor is limited to the maximum amount of indebtedness permitted, at the time of the grant of such Guarantee, to be incurred in compliance with fraudulent conveyance or similar laws.

  To the extent any Guarantee was avoided or subordinated as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Senior Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, subordinated, limited, or held unenforceable. In such event, the claims of the holders of the Senior Notes against the issuer of an avoided, subordinated, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Senior Notes.

REPURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL

  In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other indebtedness agreements to repurchase the Senior Notes upon the occurrence of a Change of Control. The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. See "Description of the Senior Notes--Certain Covenants--Change of Control."

LIQUIDITY OF THE PUBLIC MARKET

  The Senior Notes offered hereby are part of a class of securities listed on the New York Stock Exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Senior Notes.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Senior Notes offered hereby are estimated to be $20,120,000. The Company intends to use the net proceeds to reduce temporarily outstanding amounts under the Company's revolving line of credit (bearing interest at either LIBOR plus 1 3/4% or prime plus 1/8% at November 30, 1996) which were incurred for working capital purposes. The Company continually evaluates acquisition opportunities; however, the Company currently has no agreements or understandings with respect to the acquisition of any homebuilding operations.

                        DESCRIPTION OF THE SENIOR NOTES

  The Senior Notes offered hereby are to be issued under an Indenture, dated as of April 15, 1996 (the "Indenture"), among the Company, the Guarantors and First Union National Bank, as Trustee (the "Trustee"), a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference. For purposes of this section and the Indenture, references to the "Company" include only the Company and not its subsidiaries.

GENERAL

  The Senior Notes are part of a class of securities limited to $150,000,000 aggregate principal amount, of which $130,000,000 aggregate principal amount were issued in a public offering in April 1996 and $20,000,000 aggregate principal amount are being offered hereby. The Senior Notes mature on April 15, 2006. The Senior Notes bear interest from the date of original issuance, or from the most recent date to which interest has been paid or provided for, at the rate stated on the cover page hereof, payable in arrears on April 15 and October 15 of each year, with the next payment date being April 15, 1997, to the persons in whose names the Senior Notes are registered at the close of business on the first day of the month in which the interest payment date occurs. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Senior Notes offered hereby will be identical in all respects to, and are part of a class of securities with, the Senior Notes offered in April 1996. The Senior Notes offered hereby will bear interest from October 15, 1996.

  The Senior Notes are general unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future senior indebtedness of the Company; however, the Senior Notes are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of November 30, 1996, after giving effect to the Offering and the application of the proceeds therefrom, the Company would have had no secured indebtedness outstanding.

  Principal and premium, if any, and interest on the Senior Notes are to be payable, and the Senior Notes are exchangeable and transfers thereof are registrable, at the offices of the Company or its agent maintained for such purposes in The City of New York; provided that payment of interest may, at the option of the Company, be made by check mailed to a holder at his registered address.

  The Senior Notes offered hereby will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. The Senior Notes are exchangeable and transfers thereof will be registered without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

THE GUARANTEES

  Each of the Guarantors (so long as they remain Subsidiaries of the Company) has unconditionally guaranteed on a joint and several basis all of the Company's obligations under the Senior Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Senior Notes. The Guarantees are general unsecured obligations of the Guarantors, ranking senior in right of payment to all existing and future subordinated indebtedness of the Guarantors and pari passu in right of payment with all existing and future senior indebtedness of the Guarantors; however, the Guarantees are effectively subordinated to all secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. As of November 30, 1996, after giving effect to the Offering and the application of the proceeds therefrom, the Guarantors would have had approximately $12,169,000 of secured indebtedness outstanding. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

  The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $1,000,000) will be a Guarantor.

  The Indenture provides that if all or substantially all of the assets of any Guarantor or all of the capital stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant, "Limitation on Asset Sales," then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

OPTIONAL REDEMPTION

  The Senior Notes are redeemable at the option of the Company, in whole or in part (in any integral multiple of $1,000), at any time on or after April 15, 2001, on not less than 30 days nor more than 60 days notice mailed to the registered holders thereof at their last registered addresses, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date:

            YEAR                               PERCENTAGE
            ----                               ----------
            2001..............................   105.0%
            2002..............................   102.5%
            2003 and thereafter...............   100.0%

  In addition, if the Company consummates one or more public offerings of its Common Stock subsequent to the date of this Prospectus and on or prior to April 15, 1999, the Company may, at its option, redeem up to 33% of the original principal amount of the Senior Notes with the net proceeds of such offerings at 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that immediately after giving effect to any such redemption not less than $86,667,000 principal amount of the Senior Notes remains outstanding.

  If less than all of the Senior Notes are to be redeemed, the Trustee will select the particular Senior Notes (or the portions thereof) to be redeemed either by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate, but in any such event, in such manner as complies with applicable legal and stock exchange requirements. On or after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

CERTAIN COVENANTS

 Change of Control.

  In the event of a Change of Control (as defined below), each holder of Senior Notes shall have the right upon receipt of a Change of Control Notice (as defined below), at such holder's option, to require the Company to repurchase all of such holder's Senior Notes, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Change of Control Repurchase Date") that is 45 days after the date of the Change of Control Notice at a price equal to 101% of the principal amount thereof, plus accrued interest to the Change of Control Repurchase Date.

  Within 30 days after the occurrence of a Change of Control, the Company or, at the request of the Company, the Trustee, shall deliver to all holders of record of the Senior Notes a notice (the "Change of Control Notice") of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. The Company shall deliver a copy of the Change of Control Notice to the Trustee. To exercise the repurchase right, on or before the 30th day after the date of the Change of Control Notice, holders of Senior Notes must deliver written notice to the Company (or an agent designated by the Company for such purposes) of the holder's exercise of such right, together with the Senior Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable.

  The right to require the repurchase of Senior Notes shall not continue after a discharge of the Company from its obligations under the Senior Notes and the Indenture with respect to the Senior Notes in accordance with Article 8 of the Indenture.

  If the Change of Control Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Senior Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Senior Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Senior Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Senior Note on the immediately preceding record date. A Senior Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Senior Note being repurchased will be paid on such interest payment date to the registered holder of such Senior Note on the immediately preceding record date.

  As used herein, a "Change of Control" of the Company means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Management Group (as defined below), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately, after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of the Company; provided, however, that the members of the Management Group do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Management Group, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately, after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; provided, however, that the members of the Management Group do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of the Company; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation. The "Management Group" shall consist of the executive officers of the Company as of the date of the Indenture, members of their immediate families, certain trusts for their benefit, and legal representatives of, or heirs, beneficiaries or legatees receiving Common Stock (or securities convertible or exchangeable for Common Stock) under, any such person's estate. "Voting Stock" shall mean, with respect to any Person, Capital Stock of any class or kind normally entitled to vote in the election of the board of directors or other governing body of such Person.

  If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable. The Company could, in the future, enter into certain significant transactions that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Senior Notes. The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

  The meaning of the phrase "all or substantially all" as used in the Indenture in the definition of "Change of Control" with respect to a sale of assets varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Senior Notes are subject to a Change of Control Offer.

 Maintenance of Net Worth.

  In the event that the Company's Net Worth at the end of each of any two consecutive fiscal quarters (the last day of such second fiscal quarter being referred to as the "Trigger Date") is less than $20,000,000 (the "Minimum Net Worth"), then the Company shall make an offer to all holders (a "Net Worth Offer") to acquire on a pro rata basis on the date (the "Net Worth Repurchase Date") that is 45 days following the date of the Net Worth Notice (as defined below), Senior Notes in an aggregate principal amount equal to 10% of the initial outstanding principal amount of the Senior Notes (or if less than 10% of the aggregate principal amount of the Senior Notes issued are then outstanding, all the Senior Notes outstanding at the time) (the "Net Worth Offer Amount") at a purchase price of 100% of the principal amount thereof, plus accrued interest to the Net Worth Repurchase Date (the "Net Worth Price"). The Company may credit against the Net Worth Offer Amount the principal amount of Senior Notes acquired by the Company prior to the Trigger Date through purchase, optional redemption or exchange. The Company, however, may not credit a specific Note in more than one Net Worth Offer. In no event shall the failure to meet the Minimum Net Worth at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company shall notify the Trustee promptly after the occurrence of any of the events specified in this provision and shall notify the Trustee in writing if its Net Worth is equal to or less than the Minimum Net Worth for any fiscal quarter.

  Within 30 days after the Trigger Date, the Company, or, at the request of the Company, the Trustee, shall give notice of the Net Worth Offer to each holder (the "Net Worth Notice"). To accept a Net Worth Offer a holder shall deliver to the Company (or to a Paying Agent designated by the Company for such purpose), on or before the 30th day after the date of the Net Worth Notice, a written notice of the holder's acceptance of such offer, together with the Senior Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice delivered to the Trustee on or prior to the third day preceding the Net Worth Repurchase Date.

  If the Net Worth Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Senior Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Senior Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Senior Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Senior Note on the immediately preceding record date. A Senior Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Senior Note being repurchased will be paid on such interest payment date to the registered holder of such Senior Note on the immediately preceding record date.

  If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

 Limitation on Debt.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable for ("Incur"), any Debt, except Permitted Debt. "Permitted Debt" means (a) Debt evidenced by the Senior Notes and the Guarantees, (b) Debt Incurred by the Company or any Guarantor under or in respect of a Bank Facility (including any guarantees related thereto) for working capital or general corporate purposes or evidenced by letters of credit; provided that the aggregate amount of all such Debt outstanding at any time pursuant to this clause (b) may not exceed $110,000,000, (c) Debt Incurred under a Warehouse Facility; provided that the amount of such Debt (including funding drafts issued thereunder) outstanding at any time pursuant to this clause (c) guaranteed by the Company or a Restricted Subsidiary may not exceed $30,000,000 and the amount of such Debt (excluding funding drafts issued thereunder) may not exceed 98% of the value of the Mortgages pledged to secure Debt thereunder, (d) Debt of the Company to any Guarantor or of any Restricted Subsidiary of the Company to the Company or to any Guarantor, (e) Existing Debt (without duplication of Debt indicated under clauses (a)-(d) above) of the Company and its Restricted Subsidiaries other than Debt to be repaid from the proceeds of the sale of the Senior Notes, (f) Non-Recourse Debt, (g) Debt in respect of performance, completion, guarantee, surety and similar bonds or banker's acceptances provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (h) additional Debt of the Company or any Guarantor in an amount not to exceed $5,000,000 at any time outstanding, (i) Debt referred to in the definition of Interest Rate Protection Agreements, and (j) Refinancing Debt.

  Notwithstanding the foregoing, and subject to the immediately succeeding paragraph, the Company and the Guarantors may Incur Debt if, at the time such Debt is so Incurred and after giving effect thereto and the application of the proceeds therefrom, the Company's Coverage Ratio shall not be less than 2.0 to 1.0.

  The Company shall not, and the Company will not cause or permit any Guarantor to, directly or indirectly, Incur any Debt that purports to be by its terms (or by the terms of any agreement governing such Debt) subordinated to any other Debt of the Company or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinated to the Senior Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Debt is subordinated to such other Debt.

 Limitation on Restricted Payments.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, after giving effect thereto (a) an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, or (b) the Company would be unable to incur $1.00 of additional Debt under the second paragraph set forth under the caption "Limitation on Debt," or (c) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries (the amount expended or distributed for such purposes, if other than cash, to be determined in good faith by the board of directors of the Company) from and after the date of the Indenture shall exceed the sum of (i) the aggregate of 50% of the Consolidated Net Income of the Company accrued for the period (taken as one accounting period) commencing with April 15, 1996 to and including the first full month ended immediately prior to the date of such calculation (or, in the event Consolidated Net Income is a deficit, then minus 100% of such deficit), (ii) the aggregate net proceeds (the amount of such proceeds, if other than cash, to be determined in good faith by the board of directors of the Company) received by the Company from the issuance or sale (other than to a Subsidiary of the Company) of its Capital Stock (other than Redeemable Stock), including the principal amount of any convertible or exchangeable notes or other convertible or exchangeable securities that are converted or exchanged into Capital Stock, from and after the date of the Indenture, and options, warrants and rights to purchase its Capital Stock (other than Redeemable Stock), (iii) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture (excluding any Investment described in clause (4) of the following paragraph, but including upon the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Company or such Restricted Subsidiary in respect of such disposition of such Investment and (iv) $5,000,000.

  The foregoing paragraph will not prevent: (1) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions; (2) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Subsidiary of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any Person (other than a Subsidiary of the Company) or (y) issue and sale of other shares of Capital Stock (other than Redeemable Stock) of the Company to any Person (other than to a Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (ii) of the preceding paragraph; (3) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of subordinated Debt by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any Person (other than a Subsidiary of the Company) or (y) issue and sale of (A) Capital Stock (other than Redeemable Stock) of the Company to any Person (other than to a Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (ii) of the preceding paragraph; or
(B) Debt of the Company issued to any Person (other than a Subsidiary of the Company), so long as such Debt (x) has no stated maturity earlier than April 15, 2006, (y) has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Senior Notes and (z) is subordinated to the Senior Notes in the same manner and at least to the same extent as the subordinated Debt so purchased, exchanged, redeemed, acquired or retired; (4) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant described under "Limitation on Asset Sales";
(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase or redemption of shares of Capital Stock from any officer, director or employee of the Company or its Restricted Subsidiaries whose employment has been terminated or who has died or become disabled in an aggregate amount not to exceed $250,000 per annum; and (6) so long as no Default or Event of Default shall have occurred and be continuing, the making of Restricted Payments in an aggregate amount not to exceed $5,000,000, provided that amounts paid pursuant to clauses (5) and (6) (but not clauses
(1), (2), (3) or (4)) shall reduce amounts available for future Restricted Payments.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries; (b) make payments in respect of any Debt owed to the Company or any of its Restricted Subsidiaries; or (c) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; provided, however, that the following restrictions shall not be prohibited pursuant to this provision: (i) those contained in the Indenture, a Bank Facility, a Warehouse Facility, any Non-Recourse Debt Incurred by the Carlsbad Subsidiary (to the extent that restrictions in such Non-Recourse Debt apply only to the Carlsbad Subsidiary or any Subsidiary thereof) and Refinancing Debt (to the extent restrictions contained in such Refinancing Debt are not more restrictive than those contained in the Debt being refinanced); (ii) consensual encumbrances or restrictions binding upon any person at the time such Person becomes a Subsidiary of the Company; provided that such encumbrances or restrictions are not created, incurred or assumed in contemplation of such Person becoming a Subsidiary of the Company and do not extend to any other property of the Company or another of its Subsidiaries;
(iii) restrictions contained in security agreements permitted by the Indenture securing Debt permitted by the Indenture to the extent such restrictions restrict the transfer of assets subject to such security agreements; (iv) any encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the leases; (v) any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture; or (vi) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the capital stock or assets of such Subsidiary.

 Limitation on Liens.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien upon or with respect to any of the assets of the Company or any such Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, other than Liens which constitute Permitted Liens at the date such Liens are created, unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Senior Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture will also provide that no Liens will be permitted to be created or suffered to exist on any Debt from the Company in favor of any Restricted Subsidiary and that such Debt will not be permitted to be sold, disposed of or otherwise transferred.

 Transactions with Affiliates.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transactions with Affiliates of the Company unless (i) such transactions are between or among the Company and its Restricted Subsidiaries, (ii) such transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such transactions are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In the event of any transaction or series of transactions occurring subsequent to the date of the Indenture with an Affiliate of the Company which involves in excess of $2,500,000 and is not permitted under clause (i) of the preceding sentence, all of the disinterested members of the Board of Directors shall by resolution determine that such transaction or series of transactions meets the criteria set forth in clause
(iii) of the preceding sentence. In the event of any transaction or series of transactions occurring subsequent to the date of the Indenture with an Affiliate of the Company which involves in excess of $10,000,000 and is not permitted under clause (i) above, the Company will be required to deliver to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view. Notwithstanding the foregoing, such provisions do not prohibit and will not apply to (1) any Restricted Payment which is permitted by the "Limitation on Restricted Payments" covenant or (2) the payment of compensation to directors of the Company who are not employees of the Company and wages and other compensation to officers of the Company or any of its Subsidiaries.

 Limitation on Asset Sales.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly consummate an Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Company or the Restricted Subsidiary, as the case may be) of the assets disposed of, and (ii) the consideration for such Asset Sale consists of at least 85% cash; provided that
(x) the amount of liabilities assumed by the transferee, (y) any notes or other obligations received by the Company or such Restricted Subsidiary and immediately converted into cash or (z) with respect to the sale or other disposition of all of the Capital Stock of any Restricted Subsidiary, the amount of liabilities that remain the obligation of such Restricted Subsidiary subsequent to such sale or other disposition, shall be deemed to be "cash".

  Within 12 months from the date that any Asset Sale is consummated, the Net Proceeds thereof will be reinvested in Additional Assets or applied to the redemption or repurchase of Debt of the Company which ranks pari passu with the Senior Notes or Debt of a Restricted Subsidiary of the Company which is not subordinated to other debt of such Restricted Subsidiary (which, in each case, will be a permanent reduction of such Debt). To the extent that the Net Proceeds of an Asset Sale are not so applied, the Company or such Restricted Subsidiary, as the case may be, will, within 30 days from the expiration of such 12-month period, use the remaining Net Proceeds (less any amounts used to pay reasonable fees and expenses connected with a Net Proceeds Offer) to make an offer to repurchase the Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the Net Proceeds Repurchase Date ("a Net Proceeds Offer").

  Notwithstanding the foregoing, the Net Proceeds of an Asset Sale are not required to be applied in accordance with the preceding paragraph, unless and until the aggregate Net Proceeds for all such Asset Sales in a 12-month period exceeds $10,000,000.

  To accept a Net Proceeds Offer a holder shall deliver to the Company (or to a Paying Agent designated by the Company for such purpose) on or before the 30th day after the date of the Net Proceeds Offer, a written notice of the holder's acceptance of the Net Proceeds Offer, together with the Senior Notes with respect to which the offer is being accepted, duly endorsed for transfer to the Company. Such written notice may be withdrawn upon further written notice to the Trustee on or prior to the third day preceding the Net Proceeds Repurchase Date.

  If the Net Proceeds Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Note to be repurchased must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount to be repurchased (unless such Senior Note shall have been called for redemption, in which case no such payment shall be required), and the interest on the principal amount of the Senior Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Senior Note on the immediately preceding record date. A Senior Note repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Senior Note being repurchased will be paid on such interest payment date to the registered holder of such Senior Note on the immediately preceding record date.

  If any repurchase pursuant to the foregoing provisions constitutes a tender offer as defined under the Exchange Act, the Company will comply with the requirements of Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable.

  Any amount of Net Proceeds remaining after a Net Proceeds Offer shall be returned by the Trustee to the Company and may be used by the Company for any purpose not inconsistent with the Indenture.

CERTAIN DEFINITIONS

  In addition to the terms defined above, the Indenture contains, among other things, the following definitions:

  "Additional Assets" means assets used or usable by the Company or any of its Restricted Subsidiaries in the operation of the existing lines of business of the Company and its Restricted Subsidiaries.

  "Affiliate" of any Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and (ii) any other Person that beneficially owns at least 10% of the voting common stock of such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital

Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary) outside the ordinary course of business, whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) of $5,000,000 or more as to each such transaction or series of related transactions; provided, however, that (i) a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale, (ii) sales, leases, conveyances or other dispositions of real estate related to the homebuilding business of the Company or its Subsidiaries will not constitute Asset Sales, and (iii) transactions between the Company and any Guarantor, or among such Guarantors will not constitute Asset Sales.

  "Bank Facility" means, collectively, one or more commitments from one or more banks or other lending institutions to lend funds, together with any and all agreements, documents and instruments from time to time delivered in connection therewith as such commitments or any such agreements, documents or instruments may be in effect or amended, amended and restated, renewed, extended, restructured, supplemented or otherwise modified from time to time and any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing such Bank Facility, whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Bank Facility" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Bank Facility and all refundings, refinancings and replacements of any Bank Facility, including any agreement (i) extending the maturity of any Debt incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder; provided that such borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,
(iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder; provided that on the date thereof such Debt would not be prohibited by clause (b) of the definition of Permitted Debt set forth under the "Limitation on Debt" covenant, or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

  "Carlsbad Property" means the 417 acres owned by the Carlsbad Subsidiary in Carlsbad, California, located in San Diego County.

  "Common Stock" means the common stock, par value $.01 per share, of the Company.

  "Consolidated Interest Expense" of the Company means, for any period, the aggregate amount of interest which, in accordance with generally accepted accounting principles, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus the product of (x) the sum of (i) cash dividends paid on any Preferred Stock of the Company plus (ii) cash dividends, the principal amount of any debt securities issued as a dividend, the liquidation value of any Preferred Stock issued as a dividend and the fair market value (as determined by the Company's board of directors in good faith) of any other non-cash dividends, in each case, paid on any Preferred Stock of any Restricted Subsidiary of Company (other than a Wholly-Owned Restricted Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

  "Consolidated Interest Incurred" of the Company means, for any period, (a) the aggregate amount of interest which, in accordance with generally accepted accounting principles, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on capitalized lease obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to the Company's mortgage banking operations, plus or minus, without duplication, (b) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period, plus (c) the product of (x) the sum of (i) cash dividends paid on any Preferred Stock of the Company plus
(ii) cash dividends, the principal amount of any debt securities issued as a dividend, the liquidation value of any Preferred Stock issued as a dividend and the fair market value (as determined by the Company's Board of Directors in good faith) of any other non-cash dividends, in each case, paid on any Preferred Stock of any Subsidiary of the Company (other than a Wholly-Owned Restricted Subsidiary), times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

  "Consolidated Net Income" of the Company, for any period, means the net income (loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis, in accordance with generally accepted accounting principles; provided that, without duplication, (i) the net income of any Person, other than a Restricted Subsidiary which is consolidated with the Company, in which any Person other than the Company and its Restricted Subsidiaries has an interest shall be included only to the extent of the amount of cash dividends or distributions actually paid to the Company or a Restricted Subsidiary during such period, (ii) the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the net income of any Subsidiary of the Company shall be excluded to the extent such Subsidiary is prohibited, directly or indirectly, from distributing such net income or any portion thereof to the Company or a Restricted Subsidiary, (iv) all extraordinary gains and losses (after taxes) that would be included on an income statement for such period shall be excluded and (v) all gains and losses (after taxes) attributable to Asset Sales shall be excluded; provided, that there shall be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in cash during such period.

  "Consolidated Non-cash Charges" of the Company means, for any period, the aggregate depreciation, amortization and other non-cash charges (other than reserves or expenses established in anticipation of future cash requirements such as reserves for taxes and uncollectible accounts) of the Company and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with generally accepted accounting principles; provided that Consolidated Non-cash Charges shall exclude (i) any charges that are not included for the purpose of determining Consolidated Net Income, (ii) any charges that are included for the purpose of determining Consolidated Interest Expense or Consolidated Tax Expense and (iii) any charges representing capitalized selling, general and administrative expenses that are expensed during such period as cost of goods sold.

  "Consolidated Tangible Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves and less the assets securing the payment of Non-Recourse Debt of the Company and its Restricted Subsidiaries) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with generally accepted accounting principles, less:
(i) unamortized debt and debt issuance expense, deferred charges, goodwill, patents, trademarks, copyrights, and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

  "Consolidated Tangible Net Worth" of the Company means the Company's Net Worth less unamortized debt and debt issuance expense, deferred charges, goodwill, patents, trademarks, copyrights, and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles.

  "Consolidated Tax Expense" of the Company means, for any period, the aggregate of the tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis, in accordance with generally accepted accounting principles.

  "Coverage Ratio" of the Company means the ratio of the Company's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (ii) of the definition of Consolidated Net Income, if the Debt which is being Incurred is Incurred in connecting with an acquisition by the Company or a Restricted Subsidiary, the Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Debt and the EBITDA (x) of the Person becoming a Restricted Subsidiary of the Company or (y) in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by the Company or a Restricted Subsidiary of the Company.

  "Debt" means, as to any Person, without duplication, (a) any indebtedness of such Person for borrowed money, (b) all indebtedness of such Person evidenced by bonds, debentures, notes, letters of credit, drafts or similar instruments,
(c) all indebtedness of such Person to pay the deferred purchase price of property or services, but not including accounts payable and accrued expenses arising in the ordinary course of business, (d) all capitalized lease obligations of such Person, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person or guaranteed by such Person, (f) Redeemable Stock of such Person and Preferred Stock of any Subsidiary of such Person, (g) all obligations of such Person with respect to Interest Rate Protection Agreements and (h) all Debt of others guaranteed by such Person. The amount of Debt of any Person at any date pursuant to clauses (a)-(d) and (f) above shall be as would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles. Notwithstanding the foregoing, "Debt" of the Company shall not include the amount reflected on a consolidated balance sheet of the Company with respect to options to acquire real property which was purchased by the Company and sold to a third party within 360 days of such purchase for consideration at least equal to the amount paid by the Company for such property less an amount equal to the value of such option.

  "EBITDA" for the Company, for any period, means, without duplication, the Consolidated Net Income of the Company plus, to the extent deducted in calculating Consolidated Net Income, the sum of (a) Consolidated Tax Expense,
(b) Consolidated Interest Expense and (c) Consolidated Non-cash Charges.

  "Existing Debt" means all of the Debt of the Company and its Restricted Subsidiaries that was outstanding on April 15, 1996.

  "guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether by agreement to keepwell or to maintain financial condition or otherwise), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Rate Protection Agreement" means any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements; provided that any arrangement which is entered into by the Company or any of its Restricted Subsidiaries in connection with Debt Incurred by the Company or any of its Restricted Subsidiaries shall constitute Permitted Debt.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued by, any other Person. "Investments" shall exclude extensions of trade credit by the Company and its Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, assignment (including any assignment of rights to receive payments of money other than in connection with mortgage banking operations in the ordinary course of business), charge, security interest or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) in respect of such asset, any agreement to grant to any Person any such Lien and any sale and leaseback of any asset.

  "Material Subsidiary" means any Restricted Subsidiary of the Company which accounted for 10 percent or more of the Consolidated Tangible Assets or EBITDA of the Company for the fiscal year ending immediately prior to any Default or Event of Default.

  "Mortgage" means a first priority mortgage or first priority deed of trust on improved real property.

  "Net Proceeds" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale to the Company or any of its Restricted Subsidiaries, whether or not offset by net operating loss and tax credit carry-forwards, (b) payment of all brokerage commissions and the underwriting fees and, without limitation, all other fees and expenses related to such Asset Sale, and (c) deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale, and (ii) all noncash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash.

  "Net Worth" of the Company means, at any date, the aggregate of capital, surplus and retained earnings of the Company and its Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles, adjusted to exclude (to the extent included) investments by the Company and its Subsidiaries in joint ventures and the amount of equity attributable to Affiliates other than Restricted Subsidiaries of such Person.

  "Non-Recourse Debt" with respect to any Person means Debt of such Person for which the sole legal recourse for collection of principal and interest on such Debt is against the specific property identified in the instruments evidencing or securing such Debt and such property was acquired with the proceeds of such Debt or such Debt was Incurred (i) within 90 days after the acquisition of such property or (ii) in respect of the Carlsbad Property.

  "Permitted Investments" of any Person means Investments of such Person in
(i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof, (ii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better, (iii) certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above; provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000, (iv) commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof, (v) repurchase agreements or money-market accounts which are fully secured by direct obligations of the United States or any agency thereof and (vi) in the case of the Company and its Subsidiaries, (1) any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture, (2) Investments in any Guarantor, (3) Investments in the Senior Notes or Debt pari passu with the Senior Notes, (4) Investments in evidences of Debt, securities or other property received from another Person by the Company or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Debt, securities or other property of such Person held by the Company or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other Person to the Company or any of its Restricted Subsidiaries that were created, in accordance with the terms of the Indenture, (5) Investments in Interest Rate Protection Agreements which constitute Permitted Debt and (6) Investments in an aggregate amount outstanding not greater than $30,000,000.

  "Permitted Liens" with respect to the Company and its Restricted Subsidiaries means (i) Liens on assets of the Company or any Restricted Subsidiary of the Company securing Debt which may be incurred pursuant to the "Limitation on Debt" covenant, provided that the aggregate amount of Debt secured by Liens (excluding Non-Recourse Debt of the Company and Restricted Subsidiaries and Debt outstanding under the Warehouse Facility) may not exceed 40 percent of the Company's Consolidated Tangible Assets; (ii) Liens securing a Warehouse Facility; provided that such Liens shall not extend to any assets other than the mortgages, promissory notes and other collateral that secures mortgage loans made by the Company or any of its Restricted Subsidiaries;
(iii) Liens securing Non-Recourse Debt of the Company or any Restricted Subsidiary of the Company, provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Debt within 90 days of the incurrence of such Non-Recourse Debt (except that such 90 day limitation shall not apply with respect to the Carlsbad Property); (iv) Liens securing Debt of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets or property of the Company or any Restricted Subsidiary, other than the surviving Person and its Subsidiaries; (v) Liens on assets or property acquired by the Company or a Restricted Subsidiary; provided that such Liens were not created in contemplation of such acquisition and do not extend to any other assets or property (other than proceeds of such acquired assets or property); (vi) Liens in respect of Interest Rate Protection Agreements which constitute Permitted Debt; (vii) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;
(viii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business; (ix) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (x) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business; (xi) attachment or judgment Liens not giving rise to a Default or Event of Default; (xii) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (xii) leases or subleases granted to others not materially interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (xiv) Liens securing Refinancing Debt; provided that such Liens only extend to the assets securing the Debt being refinanced, such refinanced Debt was previously secured and such Liens do not extend to any other assets of the Company or the assets of any of the Company's other Subsidiaries; (xv) Liens securing Purchase Money Obligations (including capitalized lease obligations); (xvi) Liens existing on the date of the Indenture; (xvii) any contract to sell an asset provided such sale is otherwise permitted under the Indenture and (xviii) Liens on property or assets of any Restricted Subsidiary securing Debt of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries of the Company.

  "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock.

  "Purchase Money Obligations" means Debt of any Person secured by Liens (i) on property purchased, acquired, or constructed by such Person or its Subsidiaries after the date of the Indenture and used in the ordinary course of business by such Person and (ii) securing the payment of all or any part of the purchase price or construction cost of such assets and limited to the property so acquired and improvements thereof; provided that such Debt is incurred no later than 90 days after the acquisition of such property or completion of such construction or improvements.

  "Redeemable Stock" means, with respect to any Person, any class or series of Capital Stock of such Person that is redeemable at the option of the holder (except pursuant to a change in control provision that does not (i) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (ii) require the Company to pay the redemption price therefor prior to the Change of Control Repurchase Date) or is subject to mandatory redemption or otherwise matures prior to the final stated maturity of the Senior Notes.

  "Refinancing Debt" means Debt that refunds, refinances or extends any Senior Notes, Existing Debt (other than Existing Debt to be repaid with the net proceeds of the offering of the Senior Notes) or other Debt incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Debt is subordinated to the Senior Notes to the same extent as the Debt being refunded, refinanced or extended, if at all, (ii) the Refinancing Debt is scheduled to mature either
(a) no earlier than the Debt being refunded, refinanced or extended, or (b) after the maturity date of the Senior Notes, (iii) the portion, if any, of the Refinancing Debt that is scheduled to mature on or prior to the maturity date of the Senior Notes has a Weighted Average Life to Maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Debt being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Senior Notes, and (iv) the gross proceeds of such Refinancing Debt is an amount that is equal to or less than the aggregate principal amount then outstanding under the Debt being refunded, refinanced or extended (plus the premiums or other payments paid in connection therewith (which shall not exceed the stated amount of any premium or other payment required to be paid in connection with such a renewal, extension, substitution, refunding, refinancing, redemption, repurchase or replacement pursuant to the terms of the Debt being renewed, extended, substituted, refunded, refinanced, amended, modified, supplemented, redeemed, repurchased or replaced) and the expenses incurred in connection therewith).

  "Restricted Payments" means with respect to the Company or any Restricted Subsidiary (i) the declaration or payment of any dividend or other distribution on any shares of such Person's Capital Stock ((x) except dividends or distributions in additional shares of Capital Stock of the Company other than Redeemable Stock or (y) the declaration or payment of any dividend or other distribution by a Restricted Subsidiary to the Company or another Restricted Subsidiary), (ii) any payment on account of the purchase, redemption or other acquisition of (a) any shares of such Person's Capital Stock or (b) any option, warrant or other right to acquire shares of such Person's Capital Stock, except, in each case, Capital Stock held by the Company or a Restricted Subsidiary, (iii) any Investment (other than a Permitted Investment) in any Person, or (iv) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement, prior to scheduled principal payment or scheduled maturity, of Debt of the Company or its Subsidiaries which is subordinated in right of payment to the Senior Notes (other than Debt held by the Company or a Restricted Subsidiary).

  "Restricted Subsidiary" means any Subsidiary which is not an Unrestricted Subsidiary.

  "Subsidiary" means, with respect to any Person, (i) any corporation or entity of which a majority of the capital stock having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time directly or indirectly owned by such Person or one or more of the other Subsidiaries of that Person or (ii) any partnership or joint venture at least a majority of the voting power of which is at the time directly or indirectly owned by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof or a successor thereto.

  "Unrestricted Subsidiary" means each of the Subsidiaries of the Company (other than a Guarantor) so designated by a resolution adopted by the Board of Directors of the Company as provided below; provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (2) is directly or indirectly liable for any Debt of such Subsidiary, and (b) the creditors with respect to Debt for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Debt of such Subsidiary. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Debt (if any) of such redesignated Subsidiary for purposes of the "Limitation on Debt" covenant set forth in the Indenture as of the date of such redesignation, (ii) any Debt of such Unrestricted Subsidiary could then be Incurred in accordance with the "Limitation on Debt" covenant set forth in the Indenture on the date of such redesignation and
(iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitation on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Coverage Ratio test contained in the "Limitations on Debt" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

  "Warehouse Facility" means a Bank Facility to finance the making of mortgage loans originated by the Company or any of its Subsidiaries.

  "Weighted Average Life to Maturity" means, when applied to any Debt or portion thereof, if applicable, at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Debt or portion thereof, if applicable, into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by one or more Wholly Owned Restricted Subsidiaries of the Company or by the Company and one or more Wholly Owned Restricted Subsidiaries of the Company. For purposes of this definition, any directors' qualifying shares shall be disregarded in determining the ownership of a Subsidiary.

EVENTS OF DEFAULT

  The following shall constitute Events of Default with respect to the Senior
Notes: (i) failure to pay the principal of any Note when such principal becomes due and payable at maturity, upon acceleration or otherwise, (ii) failure to pay interest when due, and such failure continues for a 30-day period; (iii) a default in the observance or performance of any other covenant or agreement of the Company or the Guarantors in the Note, the Guarantee or the Indenture that continues for the period and after the notice specified below; (iv) an event of default shall have occurred under one or more evidences of Debt of the Company or any of its Restricted Subsidiaries (other than Non-Recourse Debt) with an outstanding aggregate principal amount of $5,000,000 or more, whether such Debt now exists or is created hereafter, which event of default (1) consists of the failure by the Company or any Restricted Subsidiary to make any payment in respect of such Debt at its final maturity or (2) results in the acceleration of such Debt which acceleration shall be in effect; (v) any final judgment or judgments for payment of money in excess of $5,000,000 in the aggregate shall be rendered against the Company or any of its Restricted Subsidiaries and shall remain unstayed, unsatisfied or undischarged for the period and after the notice specified below; (vi) certain events of bankruptcy, insolvency or reorganization of the Company or Material Subsidiaries and (vii) any Guarantee of a Material Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee). The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Senior Notes and, if any default exists, describing such default.

  A default under clause (iii) or (v) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding notify the Company of the default and the Company does not cure the default within 60 days. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% in principal amount of Senior Notes then outstanding request the Trustee to give such notice on their behalf, the Trustee shall do so.

  In case an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% of the principal amount of the Senior Notes then outstanding, by notice to the Company and the Trustee, may declare the principal of the Senior Notes, plus accrued interest, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Senior Notes. Any declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Senior Notes then outstanding upon conditions provided in the Indenture. Except to enforce the right to receive payment of principal or interest when due, no holder of a Note may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% of the principal amount of the Senior Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Senior Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Note or that would involve the Trustee in personal liability and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MERGERS AND CONSOLIDATIONS

  Neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Senior Notes, the Guarantees or the Indenture (as an entirety or substantially as an entirety in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company or such Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Guarantor, as the case may be, under the Senior Notes or such Guarantor's Guarantee, as the case may be, and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and (iv) in the case of a transaction involving the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Debt under such Coverage Ratio test in the "Limitation on Debt" covenant set forth in the Indenture. The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Guarantor with or into another person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Guarantor, that results in such Guarantor being released from its Guarantee as provided under "The Guarantees" above.

DEFEASANCE

  Under the terms of the Indenture and the Senior Notes, the Company, at its option, (a) will be Discharged from any and all obligations in respect of the Senior Notes (except in each case for certain obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants of the Indenture nor be subject to the operation of the cross acceleration provisions described under "Events of Default," in each case, if the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Senior Notes on the dates such payments are due in accordance with the terms of the Senior Notes.

  To exercise either option above, the Company is required to deliver to the Trustee an opinion of counsel that the holders of the Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

  In the event the Company exercises its options under clause (b) of the second preceding paragraph and the Senior Notes are declared due and payable because of the occurrence of any Event of Default (other than the cross acceleration provisions described under "Events of Default" which will be inapplicable), the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on the Senior Notes at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

REPORTS

  As long as any of the Senior Notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Guarantors, if any, which the Company and the Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture will provide that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holders of at least a majority in principal amount of Senior Notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Senior Notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holders of a majority in principal amount of the Senior Notes then outstanding. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture or the Senior Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Mergers and Consolidations" section set forth in the Indenture, to provide for uncertificated Senior Notes in addition to certificated Senior Notes, to make any change that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the qualification of the Indenture under the Trust Indenture Act, or to reflect a Guarantor ceasing to be liable on the Guarantees because it is no longer a Subsidiary of the Company.

  Without the consent of each Holder affected, the Company may not (i) reduce the amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note, (iii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture, (iv) make any Senior Notes payable in money other than that stated in the Note, (v) make any change in certain other provisions set forth in the Indenture, (vi) adversely modify the ranking or priority of the Senior Notes or any Guarantee, (vii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the Senior Notes.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

  The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Senior Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in the Indenture or in any of the Senior Notes or because of the creation of any Debt represented thereby, shall be had against any shareholder, officer, director, employee or controlling person of the Company, any Guarantor or any successor Person thereof. Each Holder, by accepting such Senior Notes, will waive and release all such liability.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

  The Indenture, the Senior Notes and the Guarantees will be governed by the internal laws of the State of New York.

                                 UNDERWRITING

  Under the terms and subject to the conditions of the Underwriting Agreement dated the date hereof, Smith Barney Inc. (the "Underwriter"), has agreed to purchase, and the Company has agreed to sell to such Underwriter, all of the Senior Notes offered hereby.

  The Underwriter is obligated to take and pay for all of the Senior Notes offered hereby if any such Senior Notes are taken.

  The distribution of the Senior Notes offered hereby the Underwriter will be effected from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each sale. In connection with the sale of any Senior Notes offered hereby, the Underwriter may be deemed to have received compensation from the Company equal to the difference between the amount received by the Underwriter upon the sale of such Senior Notes and the price at which the Underwriter purchased such Senior Notes from the Company, less any accrued interest included in such amounts. In addition, the Underwriter may sell the Senior Notes offered hereby to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of such Senior Notes for whom it may act as agent (which compensation may be in excess of customary commissions). The Underwriter may also receive compensation from the purchasers of such Senior Notes for whom it may act as agent.

  The Company and the Guarantors have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

  When issued, the Senior Notes offered hereby will be a part of a class of securities with an aggregate principal amount of $150,000,000. The Senior Notes are listed on the New York Stock Exchange. No assurance can be given, however, as to the liquidity of the trading market, if any, for the Senior Notes.

  Smith Barney Inc. has from time to time performed investment banking and other financial advisory services for the Company in the ordinary course of business and has received customary compensation. Smith Barney Inc. was one of the underwriters of the Company's public offering of the $130,000,000 aggregate principal amount of Senior Notes consummated in April 1996.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance and sale of the Senior Notes offered hereby are being passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

  The audited financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

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 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Documents by Reference....................................   2
The Company................................................................   3
Ratio of Earnings to Fixed Charges.........................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................   7
Description of the Senior Notes............................................   8
Underwriting...............................................................  26
Legal Matters..............................................................  27
Experts....................................................................  27

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                                  $20,000,000

                        CONTINENTAL HOMES HOLDING CORP.

                               10% SENIOR NOTES
                                   DUE 2006

                                    -------

                                  PROSPECTUS

                               JANUARY 30, 1997

                                    -------

                               SMITH BARNEY INC.


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